EXHIBIT 17.2

Carbon Credits International Inc.
2300 E. Sahara Ave Suite 800
Las Vegas NV 89123
USA

Attn: Mr Hans Schulte

Subject: Resignation

January 11, 2010

Dear Hans,

Mr. Alexander PoIgar hereby tender my notice of resignation from the Board of Directors of Carbon Credits International inc., effective immediately.

With Kind Regards,

/s/ Alexander Polgar
Alexander Polgar